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Contact:  Mr. Tony A. Merida
          Vice-President
          (606) 792-3368


                               FOR IMMEDIATE RELEASE


                               Date:  July 9, 1999


Lancaster, Kentucky


     First Lancaster Bancshares, Inc. announced today that it will commence a stock repurchase program to acquire 45,544 shares of the Corporation's common stock, which represents approximately 5% of the Corporation's outstanding common stock. The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Corporation.

     Virginia R.S. Stump, President of the Corporation, stated that the Board of Directors has authorized the repurchase program, which is expected to be completed within twelve (12) months. Ms. Stump explained the Board of Directors considers the Corporation's common stock to be an attractive investment. It is expected that a reduction in the amount of Corporation's outstanding common stock would have the effect of increasing the Corporation's per share earnings and return on equity.

     According to Ms. Stump, the repurchases generally would be effected through open market purchases, although she did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases. The repurchased shares would be held in Treasury for general corporate purposes.

     First Lancaster Bancshares, Inc. also announced a $.30 per share dividend to be paid on July 30, 1999, to stockholders of record on July 16, 1999. This dividend is in accordance with the Corporation's dividend policy established by the Board of Directors in 1997 to pay semi-annual cash dividends dependent upon the Corporation's financial condition, earnings, equity, structure, capital needs, regulatory requirements and economic conditions.